Exhibit 2.1

FIRST AMENDMENT TO PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE PURCHASE AGREEMENT (this “Amendment”), dated as of December 31, 2018, is entered into by and among Ryman Hospitality Properties, Inc., a Delaware corporation (the “Purchaser”); RIDA Aurora, LLC, a Delaware limited liability company (“RIDA Entity,”); Aurora Convention Center Hotel Partners LLC, a Delaware limited liability company (“Seller”) and AREG Aurora CCH, LLC, a Delaware limited liability company (“AREG”), as a Seller Affiliate. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement (as defined below).

RECITALS

A.    Purchaser, RIDA Entity, Seller and AREG are parties to that certain Purchase Agreement, dated as of September 13, 2018 (the “Agreement”).

B.    Pursuant to Section 9.6 of the Agreement, the Agreement may not be amended except by a written agreement executed by Seller, AREG, RIDA Entity and Purchaser.

C.    Seller, AREG, RIDA Entity and Purchaser desire to amend the Agreement to modify certain timing requirements with respect to the Second Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties, intended to be legally bound, hereby agree as follows:

1.	The second to final sentence in Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:

Provided that the Initial Closing has occurred hereunder, the closing of the purchase and sale of the Deferred Purchased Interests (the “Second Closing” and together with the Initial Closing, the “Closing”) contemplated by this Agreement will take place at 10:00 a.m. (Central Time) on the later of (i) a date to be specified by Purchaser by giving not less than five (5) Business Days prior written notice to Seller, from July 1, 2019 to July 31, 2019 or (ii) the fifth Business Day following the day on which the last of the conditions to the obligations of the parties hereto set forth in Article VI is satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and day as the parties may mutually agree (such date that the Second Closing is to occur, the “Second Closing Date” and together with the Initial Closing Date, the “Closing Date”).

2.	This Amendment is subject to the provisions of Article IX of the Agreement.

3.	Except as amended by this Amendment, the Agreement shall remain in full force and effect.

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

SELLER:

AURORA CONVENTION CENTER HOTEL PARTNERS LLC

By:	/s/ Ira M. Mitzner
Name:	Ira M. Mitzner
Title:	President

AREG:

AREG AURORA CCH, LLC

By:	/s/ Andrew Holm
Name:	Andrew Holm
Title:	Vice President

RIDA ENTITY:

RIDA AURORA, LLC

By:	/s/ Ira M. Mitzner
Name:	Ira M. Mitzner
Title:	President

[Signature Page to First Amendment to Purchase Agreement]

PURCHASER:

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Scott J. Lynn
Name:	Scott J. Lynn
Title:	Executive Vice President, General Counsel and Secretary

AGREED TO:

RHP HOTEL PROPERTIES, L.P.
By: RHP Partner, LLC, as General Partner

By:	/s/ Scott J. Lynn
Name:	Scott J. Lynn
Title:	Vice President

[Signature Page to First Amendment to Purchase Agreement]